List of Subsidiaries*

Mega Retail Ltd. (Formerly known as The Blue Square Chain Investments & Properties Ltd.)

Dor Alon Energy in Israel (1988) Ltd.

Blue Square Real Estate Ltd.

Eden Briut Teva Market Ltd.

Bee Group Retail Ltd. (Formerly known as Hamachsan Hamerkazi Kfar Hasha’ashuim Ltd.).

Vardinon Textile Ltd.

Naaman Porcelain Ltd.

Diners Club Israel Ltd.

Radio Non Stop Ltd.

Bee Square Real Estate Logistic Center Ltd.

Square Real Estate Residence Ltd.

Square Real Estate Tel Aviv Market Ltd.

Dor Alon Gas Technology Ltd.

Dor Alon Retail Sites Management Ltd.

Dor Alon Holdings (2004) Ltd.

Alon Cellular Ltd.

*All of our subsidiaries are incorporated in Israel